Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in Registration Statement No. 333-149837 of Oncothyreon Inc. on Form S-3, Registration Statement No. 333-162640 of Oncothyreon Inc. on Form S-8, Registration Statement No. 333-137342 of Biomira Inc. on Form F-10, and Registration Statement Nos. 333-146964 and 333-146966 of Biomira Inc. on Form S-8 of our report dated March 13, 2008, May 5, 2010, as to the effects of the restatement discussed in Note 2 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 2), relating to the consolidated financial statements of Oncothyreon Inc. appearing in this Annual Report on Form 10-K of Oncothyreon Inc. for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Edmonton, Alberta, Canada
May 5, 2010